Exhibit 10.29

Original Issue Discount Promissory Note

Original Issue Date: April 8, 2021
Subscription Amount: $850,000
Principal Amount: $1,000,000
Original Issue Discount (OID): 15%

FOR VALUE RECEIVED, Digital Brands Group, Inc., a Delaware corporation with offices at 1400 Lavaca Street, Austin, TX 78701 (herein "**Borrower**"), hereby promises to pay to the order of Target Capital 2 LLC, an Arizona LLC with offices at 13600 Carr 968, apt 64, Rio Grande, PR 00745 (collectively with any and all of its permitted successors and assigns, herein "**Lender**"), without offset, in immediately available funds in lawful money of the United States of America, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments), the Principal Amount of One Million Dollars ($1,000,000) (the "Principal Amount"). The loan evidenced by this note(this "**Note**") is referred to herein as the "**Loan**".

Section 1. Payment Schedule and Maturity Date. The entire Principal Amount of this Note then unpaid, together with any accrued and unpaid interest and all other amounts payable hereunder, if any, shall be due and payable in full as a balloon payment on July 8, 2021 (the "**Maturity Date**"), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, including if the Borrower completes its initial public offering (the "IPO"), before the Maturity Date then the Principal Amount will be repaid immediately and in full from the proceeds received by the Borrower from the net proceeds of the IPO.

Section 2. Interest. The imputed interest rate is encompassed within the original issue discount of this Note. No additional cash interest shall be due. Borrower acknowledges the effective annual simple rate of interest stemming from the original issue discount of this Note is sixty percent (60%).

Section 3. Equity Incentive. Immediately prior to the effective date of the IPO, Borrower will issue Lender a warrant, in form and substance satisfactory to the Borrower (the "Warrant"), for a number of shares equal to 50% of the Principal Amount divided by the Exercise Price, where Exercise Price will be set at the time of IPO pricing and will be equal to the IPO price to the public per one share of the common stock of the Borrower, and will be issued to the Lender in conjunction with accepting this Note. Specifically, the number of shares underlying the Warrant (the "Warrant Shares") shall be equal to [(1,000,000)(.5)]/[the IPO price to the public of one share of Borrower's common stock].

Section 4. Prepayment. Borrower may prepay the Principal Amount in full at any time or in part from time to time.

Section 5. Events of Default. The occurrence of any one or more of the following shall constitute an "**Event of Default**" under this Note:

a) **Event of Default means**, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. Failure to pay all amounts due under this Note within five business days after the closing of the IPO, or if such IPO has not yet occurred, to pay off all amounts due under this Note in full on the Maturity Date;

ii. the Borrower shall fail to observe or perform any other covenant or agreement contained in this Note, which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Trading Days after notice of such failure sent by the Lender to the Borrower and (B) 10 Trading Days after the Borrower has become or should have become aware of such failure;

iii. the Borrower or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

iv. the Borrower shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $250,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

v. the Borrower shall agree to sell or dispose of all or substantially all of its assets in one transaction or a series of related transactions out of the ordinary course of business and

vi. any monetary judgment, writ or similar final process shall be entered or filed against the Borrower, any subsidiary or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 30 calendar days.

b) **Remedies Upon Event of Default**. If any Event of Default occurs, the outstanding Principal Amount of this Note, plus accrued but unpaid interest through the date of acceleration, shall become, at the Lender's election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the Default Interest Rate on this Note shall accrue at an interest rate equal to the lesser of 15% per annum or the maximum rate permitted under applicable law. Upon the payment in full of the Principal Amount of this Note, plus accrued but unpaid interest, , the Lender shall promptly surrender this Note to or as directed by the Borrower. In connection with such acceleration described herein, the Lender need not provide, and the

Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and the Lender shall have all rights as a holder of the Note until such time, if any, as the Lender receives full payment. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Additionally, if any Event of Default occurs, the number of Warrants issuable to the Lender under Section 3 shall be increased to 75% of the Principal Amount and the exact number of Warrant Shares issuable to the Lender shall be equal to [(1,000,000)(.75)]/[the price of one share of Borrower's common stock in the Borrower's initial public offering].

Section 6. Costs and Expenses of Enforcement. Borrower agrees to pay to Lender on demand all costs and expenses incurred by Lender in seeking to collect this Note or to enforce any of Lender's rights and remedies under this Note, including court costs and reasonable attorneys' fees and expenses, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency or appeal.

Section 7. Heirs, Successors and Assigns. The terms of this Note shall bind and inure to the benefit of the heirs, devisees, representatives, successors and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to, and Borrower shall not assign the Loan, or its rights and obligations under this Note without the express written consent of the Lender.

Section 8. Notices. Any and all notices or other communications or deliveries to be provided by the Lender hereunder, shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized courier service, addressed to the Borrower, at the address set forth above. Any and all notices or other communications or deliveries to be provided by the Borrower hereunder, shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized courier service, addressed to the Lender, at the address set forth above.

Section 9. Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Borrower.

Section 10. Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Borrower.

Section 11. No Usury. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the Warrant Agreement. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender's exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender's express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note, and the provisions of this Note shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use of forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Borrower, but will suffer and permit the execution of every such as though no such law has been enacted.

Section 12. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Peoria, in the State of Arizona (the "Arizona Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Arizona Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Arizona Courts, or such Arizona Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. Section 13. Waiver. Any waiver by the Borrower or the Lender of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Borrower or the Lender to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Borrower or the ender must be in writing. Section 14.Severability. Ifany provision of this Noteis invalid,illegal or unenforceable,the balance of this Note shall remain in effect, andif any provision is inapplicable to any person or circumstance,it shall nevertheless remain applicable to all other persons and circumstances. Section 15. Headings. The headings contained herein are for conven ience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof. ********************* (Signature Pages Follow)

IN WITNESS WHEREOF, the Borrower has caused this Note to beduly executed by a duly authorized officer as of the date first above indicated. DIGITAL BRANDS GROUP,INC. By:._;·;_,_·_.cJ?-;f·v-"' f _ Name: µ, f .P<t vi.; Title:( Email: ft? ,/ cJd) HJ . ICI ,

[LENDER SIGNATURE PAGE TO ORIGINAL ISSUE DISCOUNT PROMISSORY NOTE]

IN WITNESS WHEREOF, the undersigned have caused this Note to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Lender: Target Capital 2 LLC

Signature of Authorized Signatory of Lender: Shapiro

Name of Authorized Signatory: Dmitriy Shapiro

Title of Authorized Signatory: Manager

Email Address of Authorized Signatory: shapiro.dmitriy@gmail.com

Address for Notice to Lender: 13600 Carr 968, apt 64
Rio Grande, PR 00745

Address for Delivery of Securities to Lender (if not same as address for notice):

SSN/TIN, if any: 86-2910104

Subscription Amount: $ 850,000

Number of Warrants: [(1,000,000)(.5)]/[the IPO price to the public of one share of Borrower's common stock ]